Exhibit 10.96

REDACTED

AMENDED and RESTATED

MANUFACTURING and TECHNICAL SUPPORT

AGREEMENT

This Amended and Restated Manufacturing and Technical Support Agreement (the “Agreement”) is entered into as of the 11th of June, 2004, by and between RF Monolithics, Inc., a corporation duly organized under the laws of the State of Delaware, having its principal place of business at 4441 Sigma Road, Dallas, TX, 75244, U.S.A. (hereinafter referred to as “Company”) and Morioka Seiko Instruments Inc. (“MSI”) a corporation duly organized and existing under the laws of Japan with its principal place of business at 61-1, Aza Itabashi Shizukuishi-cho Iwate-gun, Iwate 020-0596 Japan (hereinafter referred to as “Contractor”), amends and restates in its entirety that certain Manufacturing and Technical Support Agreement entered into as of June 11, 2001 by and between Company and Contractor, as heretofore amended (the “Original Agreement”), and shall extend the term of such Original Agreement, as herein stated. When this Agreement becomes effective, it shall control all transactions in effect under the Original Agreement as well as all future transactions covered hereby, and the Original Agreement shall be terminated.

RECITALS

WHEREAS, Company and Contractor desire to extend the term and release certain other provisions of the Original Agreement for certain manufacturing and production services for Products (defined below), whereby Contractor will Manufacture (as defined below) for Company certain Products at the Factory (as defined below) in accordance with the Specifications and instructions of Company;

WHEREAS, Contractor is willing to Manufacture the Products for Company and provide such services under the terms and conditions set forth below; and

WHEREAS, the parties hereto desire to make other changes to the Original Agreement sufficiently extensive that they agree that the Original Agreement should be entirely amended and restated herein.

NOW THEREFORE, in consideration of the premises and mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree to amend and restate the Original Agreement as follows:

1. General Definitions. The terms set forth below in this Section 1 shall have the meanings ascribed to them below:

Allowable Assembly Yield: means the yield below which yield Contractor may be required to pay Company for 50% of the standard cost of Materials supplied by Company, not including Die, for the number of failed units below the Allowable

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Assembly Yield. The circumstances determining when payment is required are defined in Section 2.1(e) (ii). The Allowable Assembly Yield is determined by the Assembly Yield monthly average for the first three months following Production Start Up of a Generic Product Family.

Affiliate: with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

Annual Review Process: means the process conducted by Company and Contractor to review commitments for the coming year concerning Product pricing, production levels, quality and service levels. This process normally occurs during Company’s first fiscal quarter (the three months ended November 30), to review the previous year’s performance.

Approved Vendor: means a supplier of Materials that Company has qualified and approved, and has placed on the Approved Vendor List.

Approved Vendor List: shall have the meaning defined in Section 2.1(d) hereof.

Assembly Outs: means the number of Units, of a specified Product, which pass from the last operation of the assembly process, typically at the completion of the Gross Leak Test, to the first operation of the test portion of the manufacturing process, typically 100% Electrical Test. The exact completion of the assembly portion of the manufacturing process and the initiation of the test portion of the manufacturing process may be altered by Schedules that might be appended to this Agreement in the future to cover existing or additional Products. If the parties hereto agree to add any additional inspection or assembly operations to the assembly flow at any time, whether addressed in this Agreement or not, any defective units of the specified Product found at these additional steps will also be deducted in the determination of Assembly Outs.

Assembly Yield: means the ratio, expressed as a percentage, of the number of Assembly Outs to the number of Products (Units) started in the assembly flow (typically at Die mount or Wafer Sawing).

AY = AO/AS

Where: “AY” is the Assembly Yield;

“AS” is the number of products (Units) started in the assembly flow;

“AO” is the number of Assembly Outs;

Best Efforts: means a party’s efforts in accordance with reasonable commercial practice and/or consistent with its past practice.

Cofired: means that the ceramic material and the metal pattern of a ceramic package or substrate is fired (sintered or cured) at the same time.

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Consignment: means property, including but not limited to equipment, Die and Materials, that is owned by Company that is used by Contractor to fulfill the purposes of this Agreement.

Defective Unit: means Products returned from Company’s customers that do not meet specification due to assembly processing problems. Reference Section 2.2(b).

Die: means the individual SAW devices, inductors, or custom integrated circuit devices that Company provides Contractor, either in diced or wafer form.

Electrical Test: means a verification of the electrical functions of Products.

Engineering Change Procedure: means Company’s documented and controlled procedure for making revisions to drawings, process procedures, test specifications and other official documents used to Manufacture Product.

FCA: shall mean Free Carrier as defined in Incoterms 2000 as published by the International Chamber of Commerce.

Factory: means Contractor’s manufacturing facility for Products located 61-1, Aza Itabashi Shizukuishi-cho Iwate-gun, Iwate 020-0596 Japan.

Final Electrical Test: means the last Electrical Test defined in the test flow to determine the electrical performance of a specific unit of Product to Specifications.

Final Lot Acceptance Testing: means that testing performed by Company’s representatives, after Contactor completes the Product’s Manufacturing and testing process steps at Contractor’s Factory, to determine the compliance of Product to Specifications and customer requirements.

Fine and Gross Leak Test: means the tests done to determine the hermetic compliance of a specific Unit of Product to Specifications.

Finished Goods: means any Product that is 100% complete, tested, and packed in a shipping carton awaiting shipment to Company.

Finishing Materials: means Tubes, tape-and-reel, labels, tickets and shipping cartons used to ship Finished Goods per Company Specifications.

Generic Product Family: means all Products assembled by the same process and test sequence.

Improvements: shall mean any invention, information, development, technology or modification, of any nature or form, and any part or combination of parts, or method of using or manufacturing such part or combination of parts, developed during

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the term of this Agreement, which would improve a Product, including, without limitation, any development that use of which affects the Products in any of the following ways:

reduces Product cost;

improves Product performance;

improves Product handling, yields or productivity in the manufacturing process;

broadens Product applicability;

increases Product marketability, or

improves Product appearance.

Joint Intellectual Property: shall have the meaning defined in Section 15.3 hereof.

Manufacture: shall mean the complete process of assembly and test of the Products into Finished Goods as required under this Agreement.

Manufacture Defect: means any defect which is attributable to the Manufacture of a Product by Contractor under this Agreement.

Manufacturing Data: means all data prepared in connection with the performance of services under this Agreement, including, but not limited to, any reports, drawings, sketches, formulas, designs, analyses, graphs, notes, memoranda and notebooks.

Manufacturing Process: means the sequence of steps beginning at Wafer Dicing and continuing through Final Lot Acceptance Test that is used by Contractor to Manufacture Product.

Materials: shall mean all raw materials, Finishing Materials and Die/wafers required by Contractor to Manufacture the Products.

New Products: means new items or variations of current Products that Company and Contractor have agreed in writing to be covered by this Agreement.

Opens: means units of Product that have undergone electrical performance testing and have been found to have no response and infinite AC and/or DC resistance.

Order: means Purchase Order issued by Company.

Other Support Services: shall have the meaning defined in Section 2.3 hereof.

Overall Yield (OY): means the ratio, expressed as a percentage, of the number of Test Outs to the number of units of a specific Product started in the assembly flow (typically at die mount or wafer sawing).

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OY = TO/AS

Where:

“OY” is the overall process yield;

“TO” is the number of units that successfully pass all performance tests and inspections as defined in the test flow, and

“AS” is the number of units started into the assembly flow

Package: means with reference to Manufacture of Product, a container for a designated and specified set of Piece Parts that upon completion of Manufacture can become a Unit of Product.

Person: means any individual, firm, corporation, partnership, Limited Liability Company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Piece Parts: means the individual components such as headers, lids, substrates and Die that are used to Manufacture a Product.

Product: means the Products manufactured pursuant to this Agreement and according to process and test flows provided from time-to-time by Company. From time-to-time the description of Products may be amended by change requests and the introduction of New Products agreed to by Company and Contractor in accordance with Section 2.1(c) of this Agreement.

Production Start Up: means the time of initial-shipments of a Generic Product Family as requested by the Weekly Start Schedule furnished to Contractor by Company for that Generic Product Family, and after qualification testing for a specific Product or a Product Family has been successful.

Products, Quantity and Price Schedule: for each Product or Product Family, a schedule is attached to this Agreement setting forth the name of the Product(s) to be subject hereto, its quantity and its price per unit. Such Schedules may include additional information, such as quantity estimates, special pricing, and specifications. When approved by both parties as provided herein, such Schedule shall become part of, and constitute an amendment to, this Agreement.

Provided Equipment: means any equipment, including but not limited to, manufacturing and test equipment; supplies, Materials, and documentation which Company provides to Contractor for use in providing services under this Agreement and for which Company retains title of ownership.

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Purchase Order: the ordering document provided by Company that specifies the Product, services, prices and Product quantities that Contractor is to Manufacture.

Purchased Materials: means Materials that were originally consigned by Company to Contractor, and that Company has now given written approval to Contractor to purchase. Examples of Purchased Materials are package lids, package bases and substrates. Materials not included in Purchased Materials are Die, adhesives, bonding wire, solvents, chemicals and gasses used to Manufacture the Product.

Quality Standards: means the body of information contained in Company quality documents and procedures such as Company’s “Workmanship and Quality Standards” that describe Product’s fitness for sale.

Quarterly Operations Reviews: means the process conducted by Company and Contractor to review yields, cycle times, delivery performance, quality metrics and cost reduction roadmaps. This process normally occurs within 3 weeks of the end of Company’s fiscal quarter (Nov. 30, Feb. 28, May 31, Aug. 31).

SAW: means a Surface Acoustic Wave device.

Shorts: means units of Product that have undergone electrical performance testing and that have been shown to have an AC or DC resistance, either by direct or indirect measurement means, lower than the minimum allowed by Specifications.

Specifications: shall mean drawings, criteria, and documented specifications including but not limited to Process Flow Chart, test specifications, bills of material, Test Flow Chart and mount-bond diagram, process procedures, Product marking, Product packaging and shipping specifications and materials specification. Additional Specifications will be issued by Company in similar form as additional Products are added to this Agreement.

Substrate: with reference to Manufacture of Product, a single, thin, flat, cofired ceramic piece that contains a multiplicity of replicated circuit patterns arranged in rows and columns on its two planar surfaces.

Technical Information: means any information which relates to the design, structure, functions, operation, manufacture, use, lease, sale or other disposition of Product or of Provided Equipment, and which is owned, developed, discovered or otherwise acquired by Company at any time prior to the expiration or termination of the term of this Agreement, and which is disclosed or transferred by Company to Contractor, or which Contractor has access to or obtains, or which becomes known to Contractor, under or pursuant to this Agreement.

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Technical Data: means any tangible medium embodying Technical Information, which is owned, developed, discovered or otherwise acquired by Company at any time prior to the expiration or termination of the term of this Agreement, including but not limited to plans, Specifications, material lists, machine drawings, software and instructions, whether in human or machine readable form.

Test Final Visual Inspection: means a quality control visual inspection that is normally done immediately after Fine and Gross Leak Test.

Test Outs: means the number of Units of a specific Product that successfully pass all electrical and other performance tests, including Test Final Visual Inspection, that are defined in the test flow for the Product Family. If any additional inspection or testing operations are added to the test flow at any time, whether addressed in this Agreement or not, any defective units of a specific Product found at these additional operations will also be counted in the determination of Test Outs.

Test Yield: means the ratio, expressed in percentage, of the number of Units of a specific Product meeting Specifications after Electrical Test and all further inspections and performance tests to the number thereof introduced into the Electrical Test process (Assembly Outs). Both Contractor and Company understand that the condition of the Materials and the precision of execution of the assembly process strongly influence the yield at test. Both Contractor and Company will work together to maximize Test Yield. Test Yield shall include Fine and Gross Leak Test, Electrical Test and Test Final Visual Inspection.

TY = (AO – S – O –TR – FI)/AO

Where:

“TY”	is the Test Yield;
“AO”	is the number of Assembly Outs;
“S”	is the number of units found to be shorted during electrical test;

“O”	is the number of units found to be open during electrical test;

“TR”	is the number of units found to be non-conforming to electrical performance specifications during electrical testing that are defective for reasons other than being shorted or open (no response), and

“FI”	is the number of units failing Test Final Visual Inspection.

If any additional inspection or testing operations are added to the test flow at any time, any defective Product units found at these additional steps, whether addressed in this Agreement or not, will also be counted in the determination of Test Yield.

Tooling and Fixtures: means holding, locating or interfacing aids that are necessary to facilitate the assembly, testing, inspection, packing and shipping of Product. Typical Tooling and Fixtures includes, but is not limited to test fixtures, sealing fixtures, wire bonding fixtures and Die mounting fixtures.

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Unit: means in reference to Product successfully completing Manufacture, a single individual Product that is indistinguishable from any other individual Product by virtue of it having passed all inspections and performance tests. In reference to Product just starting into Manufacture, a Unit is an individual segment of a Substrate, or a single Package, which can become an individual Product upon completion of Manufacture.

Value Added: means the price for Materials and assembly/test services for the Product supplied by Contractor.

Wafer Dicing: means an operation that Contractor performs as part of the Manufacturing process that is done to saw quartz based wafers provided by Contractor into individual Die. This operation is limited to the Dies for Contractor to produce Product.

Weekly Starts Schedule: means the document that Company periodically sends Contractor indicating the number of Units of Product to start into the production process at the beginning of each Workweek over a certain period of time, and the expected ship dates of the number of Units of Product produced over a certain period of time. Typically, the Weekly Starts Schedule will cover a period of one month (four weeks), but may cover a longer or shorter period of time.

WIP Inventory: means the work-in-progress inventory of Product (the number of Units of Product at various stages of the Manufacturing process flow) at Contractor.

Workweek: shall be seven (7) calendar days beginning on Monday and ending on Sunday. For planning purposes each Workweek is assigned a consecutive number for the entire year.

Yield Evaluation Lot: means a small quantity of Product, or a small quantity of a subset of Product, that is Manufactured by Contractor with concurrence of Company, prior to starting Manufacture of a larger quantity of Product pursuant to Order(s) placed by Company. Such Yield Evaluation Lots are typically run to identify root causes of problems previously experienced in Manufacture of Product (see Section 2.8)

2. Services.

2.1 Contract Manufacturing Services:

(a) General. Contractor covenants and agrees to Manufacture the Products that Company requests it to Manufacture at the Factory utilizing the tools,

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machinery, equipment, fixtures and computer systems of Contractor and/or Materials and Provided Equipment Company consigns to Contractor. Contractor agrees that the Manufacture of Products hereunder shall be carried out in a good and workmanlike manner in compliance with the Specifications and instructions of Company provided to Contractor in writing from time to time as specified herein. Contractor shall have available to Manufacture the Products all facilities, employees, equipment, spare parts, computer systems and any other items required to Manufacture the Products. Company shall provide to Contractor all Specifications, manuals and other relevant documentation. Technical Information, and any special equipment, Tooling, Fixtures, jigs, etc., (Provided Equipment) necessary to initially Manufacture the Products.

(i) Contractor may use its standard processes, so long as they conform to Company’s Specifications and quality requirements and are approved in writing by Company prior to their introduction into the manufacturing process.

(ii) Contractor shall assemble and test Product using Material procured from suppliers on the Approved Vendor List or provided on a Consignment basis from Company, and Die provided on a Consignment basis from Company and under manufacturing processes approved by Company. During the initial period of Product qualification and production, Company may consign Materials to Contractor. If Company initially consigns Material, six months following the Production Start Up for Product(s), Company and Contractor will review the opportunity to allow Contractor to procure all Materials except Die. Approval to purchase Materials for use in Manufacture must be given in writing to Contractor by Company prior to Contractor purchasing any Materials. Any change to Manufacturing Processes, Materials, or outsourcing services directly affecting Products shall be approved in writing by Company prior to implementation by Contractor.

(iii) Contractor agrees to provide manufacturing and production services to meet Company’s Manufacture requirements in accordance with Section 2.6 and 2.7. Changes to forecast shall not affect Product pricing, unless mutually agreed in writing by the parties hereto.

(iv) Contractor shall obtain, at its own expense, capital equipment and tooling required to manufacture the Product. The parties shall work together to specify and identify appropriate equipment and tools. However, Contractor, at its sole discretion, shall determine the final configuration and quantity of equipment and tooling obtained, so long as such decisions are consistent with meeting Company’s specifications and performance criteria.

(b) Change Requests. Company shall have the right at any time to make changes in drawings, designs, Specifications, Materials, packaging, quantities, time and place of delivery and method of transportation. If any such changes cause an increase or decrease in the cost or the time required for performance of the order, Contractor shall notify Company in writing (stating the amount of the increase or decrease), within five (5) days, after receipt of such notice. There will be no change in manufacturing and

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production service until accepted, in writing, by Contractor. If such notice is timely given, an equitable adjustment shall be made, and the Purchase Order shall be modified in writing accordingly. Contractor agrees to accept any such changes and proceed with the performance of this Agreement, subject to this paragraph.

(i) Changes to Specifications by Company will be made according to Company’s Engineering Change Procedure (000-0101-001) (the “Change Procedure”). Contractor will approve all changes relating to Products manufactured at Contractor according to the Change Procedure.

(ii) If Contractor proposes to change the Specifications with respect to any Product, it shall provide Company written notice thereof and shall implement such changes only upon written consent from Company. In no event shall Contractor ship other than strictly in accordance with the Specifications or amendments thereto, that Company has approved in writing.

(c) New Products. Company may from time to time request Contractor to Manufacture and perform prototype and pilot testing for any future versions of the Product developed after the date of this Agreement by Company (each a “New Product”). Such request shall be accompanied by all Specifications and other relevant documentation necessary to Manufacture the New Product. Upon receipt of such information, Contractor shall provide to Company the price to perform prototype and pilot assembly and test for such New Product and the estimated time schedule required to implement the Manufacture of the New Product. Contractor shall not be obligated to Manufacture or perform any services hereunder with respect to such price and time schedule for implementation. Company and Contractor agree to negotiate price, quantities and Production Start Up schedules for New Products, should Contractor agree to Manufacture the New Product.

(d) Approved Vendor List. With respect to each component part comprising Materials, Company shall maintain a list of suppliers approved by Company to supply such part (the “Approved Vendor List”). Contractor may obtain a copy of the Approved Vendor List at any time by requesting same from Company’s Purchasing Department. A supplier or vendor not on the Approved Vendor List shall not provide material or services for the Manufacture of Product without Company’s written authorization.

(i) Addition and Removal of Supplier from Approved Vendor List. Company may remove any supplier from or add any supplier to the Approved Vendor List with respect to any component part comprising Materials by giving written notice thereof to Contractor. Contractor may request removal or addition of a supplier to Approved Vendor List.

(ii) Additional Suppliers. Company will qualify at the request of Contractor additional suppliers who meet Company’s standards and will not unreasonably disqualify a proposed supplier. Once Company qualifies an additional supplier, Company will provide written approval (updated Approved Vendor List) in a timely manner to give Contractor adequate time to meet its schedule requirements.

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(e) Yields. Parties understand and agree that production yields are a primary driver for Manufacturing cost effectiveness. Company shall provide Die, which are consistent with Specifications established by Company, in sufficient quantity to meet Manufacturing requirements. Both Company and Contractor will work together to increase production yields. Yield improvement and cost reduction goals will be established and evaluated at the Quarterly Operations Reviews.

(i) Company outgoing testing and inspection of Materials supplied by Company and incoming test and inspection by Contractor will be in place to ensure the Die, packages and assembly Materials are in Specification as they are introduced to Contractor’s assembly Factory.

(ii) The Assembly Yield is the responsibility of Contractor. Contractor is liable for the Materials supplied by Company, according to the definition of Allowable Assembly Yield. The Allowable Assembly Yield for each part number of Product is the average yield of the part number of Product experienced during the sixth consecutive month of quantity production, quantity being defined by Company. Once the Allowable Assembly Yield is determined, Company and Contractor shall work together to establish yield goals, and a schedule for yield goal attainment, for each part number of Product. As yield goals are attained, Company and Contractor shall jointly re-evaluate and establish new Allowable Assembly Yield parameters for each part number of Product.

(iii) The Test Final Visual Inspection Yield is the responsibility of Contractor.

(iv) Should either party incur unacceptable yield loss, based on monthly average yield, either party may request a failure analysis to determine the cause of such failures. The requesting party shall bear the cost of the analysis. However, if the analysis establishes that the unacceptable yield loss is due primarily to the non-requesting party, the non-requesting party shall reimburse the requesting party for the cost of the analysis.

(f) Annual Review Process. Company and Contractor shall meet annually to review performance to the Agreement (Annual Review Process). Such review shall include, but not be limited to, review of Contractor’s performance to Company’s Specifications and quality and service standards, review of Product pricing, and cost reductions.

(g) Quarterly Operations Review Process. Company and Contractor shall conduct Quarterly Operations Reviews. Such meetings shall include, but not be limited to, review of Contractor’s Product yields, cycle times, delivery performance, quality metrics and cost reduction roadmaps. The meeting may be scheduled to combine with other reviews, such as the annual review, or may be held via conference telephone call or video conference. Production yield improvement and cost reduction goals will be established and progress toward these goals will be reviewed quarterly.

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2.2 Return Services:

(a) Company will be the recognized source for the Product and will be the sole contact for third parties with Product problems related to Company’s customers. Company will issue all warranties to third parties for the Product, but will be entitled to exercise its rights under paragraph 2.2.(b) against Contractor as to any defects specified therein.

(b) Product returns will be authorized by Company which will perform the initial failure analysis on the units. Those units indicating a defect due to assembly processing (Defective Unit) will be transmitted to Contractor’s material review board for confirmation of failure analysis at Contractor’s expense and corrective action by Contractor. Contractor’s sole responsibility and liability as a result of any such defect shall be to provide compensation to Company for the amount charged to Company for each Defective Unit. Company will provide Contractor with an example of “initial failure analysis”

2.3 Other Support Services. From time-to-time during the term of this Agreement, Company may request Contractor to perform other services (“Other Support Services”) such as, but not limited to, the purchase of assembly Materials previously consigned by Company, and the drop shipment of Product to Company customers. In connection with the performance of any Other Support Services, Company may issue a Purchase Order for the services which Company desires Contractor to perform. Such a Purchase Order may be issued in such instances when the requested services are deemed by both parties hereto to require a significant effort on the part of Contractor. If a significant effort is deemed to be required by Contractor, Company will request a quotation from Contractor for the cost and estimated time required for completion. If Company then accepts Contractor’s quotation, Company will issue a Purchase Order for the requested services. If a Purchase Order is issued by Company. Contractor shall notify Company within five (5) working days of their acceptance of the Purchase Order. If such service results in modification to the cost of the Product, the Purchase Order covering that product may be modified to reflect the cost change. All prices and deliverables to be furnished by Contractor with respect to such services shall be mutually agreed to in writing by Company and Contractor.

2.4 Data. Contractor will periodically supply Company with reasonably requested data including, but not limited to Assembly Yield, Test Yield, inventories and production status. The frequency and format of the reporting will be agreed upon by Company and Contractor. As a minimum, Contractor will supply Company with a detailed inventory and/or a periodic physical inventory of all consigned Material and Die as of the last day of the prior month on the third working day of each month.

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2.5 Purchase Orders. Not later than the first working day of the last week of any given month (at Company’s site), Company shall provide Contractor with a Purchase Order for Manufacture of Product for the following month. Company will ensure that any consigned Materials will be on hand at Contractor’s site for timely production of Product required by the Purchase Order. If Contractor determines that Company has submitted a Purchase Order, or Purchase Orders in the aggregate, for a quantity of Product that exceeds Contractor’s manufacturing capacity to produce Product in the time specified by the Purchase Order(s), Contractor shall notify Company within two (2) business days after receipt of such Purchase Order(s) that it does not have the capacity to Manufacture the requested Product, and state what capacity it does have to Manufacture Product. Company will then take action to reduce the requested quantity of Product to match Contractor’s manufacturing capacity and issue revised, or new, Purchase Order(s). Contractor agrees to acknowledge Company’s Purchase Order within two (2) business days from receipt by facsimile or other electronic means. Thereafter, the Purchase Order shall come into force and effect from the date of such acknowledgement. Contractor and Company shall be bound by all terms and conditions set forth in the Purchase Order by Contractor consistent with the terms and conditions herein agreed upon. However, the Weekly Start Schedule will determine quantities and Delivery Dates. In the event of any disagreement between the Purchase Order and the Agreement, the terms of the Agreement shall prevail.

2.6 Production and Delivery Dates. Not later than the first working day of the last week of any given month (at Company’s site), Company will provide a Weekly Starts Schedule indicating the required quantities and Delivery Dates for Product to be Manufactured by Contractor during the next month. Each Weekly Start Schedule will show start quantities by line, Delivery Dates, and priorities. Contractor agrees to allocate sufficient Manufacturing capacity for the Manufacture of Products to meet Company’s Production and Delivery Dates, and all Material acquired by Contractor to meet Company’s Production and Shipping Delivery Dates will be covered by the Buy-Back provisions of this Agreement. Company agrees to supply Materials, including Die, a minimum of one day prior to the associated starts at Contractor. Contractor shall not start more Product than required by the Weekly Start Schedule without written approval from Company.

2.7 Forecast and Buy-Back Guarantee. Company shall endeavor to provide monthly a three (3) month rolling forecast and quarterly a twelve (12) months rolling forecast of Products to be Manufactured by Contractor under this Agreement. Contractor shall acknowledge in writing, conveyed by electronic means, within one week of receipt, acceptance of Company’s three (3) month forecast or provide written notice to Company of limited Factory capacity. Company agrees to buy back, at cost, all of Contractor’s unconsumed Purchased Materials inventory should Company fail to Order the aggregate forecasted quantity of Product for the three month period and such failure to order is in no way attributable to Contractor. Company will not be required to buy back any Materials beyond the third month of the twelve (12) month forecast. Notwithstanding the above,

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Contractor will attempt to divert Materials to other manufacturing uses so as to minimize this excess inventory cost to Company.

Schedules	Purpose of Schedule	Variations
Purchase Order	Authorizes Shipment (Contractor), Receiving (Company), Invoicing (Contractor) and Payment (Company)	Only by changes, in writing, from Company

Weekly Start Schedule	Provide weekly start schedule with delivery dates and priorities.	The quantity and line items are firm.

Three Month Forecast	Provided for Materials, labor and capacity planning.	Quantity for first month is firm, but line items may change. Second month may change from previous forecast no more than ± 25%. Third month may change from previous forecast no more than ± 50%.

Twelve Month Forecast	Provided for space, equipment and labor planning.	First three months are as above, but all other is for planning purposes only.

2.8 Yield Evaluation Lots: Contractor, with documented concurrence from Company, may undertake the assembly of a Yield Evaluation Lot prior to starting production of Product to satisfy any particular Order. Company and Contractor must agree to the exact quantity of Materials to be consumed in the assembly of the Yield Evaluation Lot prior to starting the Yield Evaluation Lot. Contractor shall assemble the Yield Evaluation Lot using its approved Manufacturing Process, or if deviating from that approved Manufacturing Process, must obtain documented concurrence from Company prior to starting the Yield Evaluation Lot. Contractor shall evaluate the yield of the Yield Evaluation Lot using methods and techniques approved by Company, and shall notify Company of its intended use of such methods prior to starting the Yield Evaluation Lot. Contractor shall notify Company in a timely fashion of the actual yield of the Yield Evaluation Lot. If the actual yield of the Yield Evaluation Lot, in the opinion of both Company and Contractor, is substantially lower than expected yield, then Company and Contractor must agree on how to proceed with regard to starting Material to assemble Product to satisfy Order(s). Such next steps might include initiating an additional Yield Evaluation Lot assembled under different processing conditions and evaluating the yield of same, replacing of certain Materials prior to starting the production lot(s), starting the production lot(s) using available Materials, or any other next steps agreed to by Company and Contractor.

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3. Technology Support.

3.1 Technical Guidance. Company shall, from time to time, make available to Contractor the consulting services of engineering and manufacturing specialists of Company (hereinafter called “Engineers”) to assist Contractor in the manufacture in the Factory or to resolve specific problems identified by Contractor or Company.

3.2 Dispatch of Engineers. Company shall dispatch Company’s Engineers, at the request of Contractor, to Contractor’s premises in the Factory on the following terms and conditions: In the case of technical assistance outside Company’s premises by Company’s Engineers, Contractor shall reimburse the salary of the Engineers and all of Company’s out of pocket travel, meals, lodging and related expenses. (One man work-day is the equivalent of eight consecutive hours per person.) Company may include in Contractor’s reimbursement the equivalent amount of the value for the technical assistance outside of Company’s premises requested solely by Contractor. Company shall inform Contractor, in writing, of such amount and the reimbursement amount is valid upon mutual agreement by both parties.

3.3 Developments and Improvements. Company shall disclose and license on a non-exclusive basis to Contractor, solely for the purposes of Contractor’s performance under this Agreement, all of its Improvements to the Products that come into existence for the assembly, packaging or testing of the Products that are not subject to contractual restrictions on disclosure with third parties. Likewise, Contractor shall disclose and license on a non-exclusive basis to Company, solely for the purposes of Company’s performance under this Agreement, all of its Improvements to the Products.

3.4 Disclosure of Suppliers. Company shall disclose the identity of its suppliers for its Manufacture of Product to Contractor. Similarly, should Contractor take action to develop other suppliers or subcontractors for its Manufacture of Product, it shall provide such information to Company in a timely fashion. Once notified, Company will take timely action to qualify a Contractor-identified supplier or subcontractor and incorporate the supplier or subcontractor, once qualified, into the Approved Vendor List, if appropriate.

3.5 Access to Facilities. Upon written request, each party shall make its facilities available to the other during normal hours of operation. The hosting party shall provide reasonable accommodation to the visiting party including telephone, internet and facsimile access.

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4. Deliveries.

4.1 Deliveries. Contractor will Manufacture the Products as required by this Agreement and the Purchase Order(s), in the priority sequence reasonably requested by the Weekly Start Schedule and within the reasonably requested time frames. In the event that Contractor cannot meet a Weekly Start Schedule or cannot deliver the Products by the Delivery Date, Contractor will notify Company within 24 hours of making such determination unless such determination is made on the weekend of a Workweek. In this case, notification should be made no later than 4:00PM CST on the following Monday.

4.2 Delivery Point. Once Manufacture of the Products has been completed, Contractor shall be responsible for delivering the Finished Goods FCA, (as defined in Incoterms (2000) published by the International Chamber of Commerce) and to a freight forwarder specified by Company in its Order, or that is mutually agreed to by both parties. Company shall be responsible for freight and related costs except in the case where Product has been rejected at Final Lot Acceptance Testing. Contractor shall be responsible for freight and related costs for shipping Product rejected at Final Lot Acceptance Testing back to Contractor, and for re-shipping screened and retested Product back to the Final Lot Acceptance Testing site.

4.3 Time of Essence. Contractor acknowledges and agrees that time is of the essence and delivery performance is crucial in Company’s evaluation of Contractor’s performance. No partial shipments are allowed unless expressly authorized in advance and in writing by Company, on a case-by-case basis. Late deliveries will be a subject of the Quarterly Review Process and may be subject to compensation discussions.

4.4 Risk of Loss. Company will insure Company assets against any risk of loss during transit to and from Contractor and while located in Contractor’s facility.

4.5 Delivery of Die. Company will properly pack all Die and Materials provided by Company to facilitate safe transport to Contractor. Die shipments shall be clearly labeled to identify part number, lot number and quantity.

5. Price and Payment.

5.1 Price and Payment of Manufacturing Services. Price and payment for manufacturing services shall be in accordance with Schedule A and Attachment 1 to this Agreement throughout the term of this Agreement unless amended by the parties hereto. Company takes in account of contribution of Contractor’s Wafer Dicing process toward Company’s cost reduction while Schedule A is applied to determine the price of Manufacturing Service by Contractor.

Any modifications, amendments and changes to the Specifications and the Manufacture of any New Product shall be at such prices mutually agreed to by Contractor and Company in Sections 2.1 (b) and Section 2.1 (c), respectively. Company will be charged for all Units which successfully pass Final Lot Acceptance Testing. Failures at Electrical Test will be subject to sample failure analysis on a monthly basis and may result in credits to Company for assembly related failures.

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With each shipment, Contractor will send Company an invoice for all services provided by Contractor under Section 2.1 hereof for Products Manufactured by Contractor and delivered to the Delivery Point. Company shall pay Contractor the amount invoiced within thirty (30) days following the issuance of such invoice. The price of Product Units that fail Final Lot Acceptance Testing and are subsequently scrapped shall be credited to Company through periodic adjustments as mutually determined by the parties hereto. Company may elect to accumulate failed Units over time to comprise a significant quantity.

5.2 Payment for Other Support Services, as described in Section 2.3, will be according to Section 5.1, if the cost of said Other Support Services has been incorporated into the Product price of the Purchase Order issued covering manufacturing of said product, or will be invoiced separately according to the Purchase Order issued by Company and covering such services as described in Section 2.3 if they have not been incorporated into the Product price in the Purchase Order for said product.

5.3 General Payment Terms. The parties agree that prices will be in Japanese Yen as provided in Attachment 1 to this Agreement.

6. Inspection and Access by Company.

6.1 Inspection. Contractor hereby agrees to allow Company’s personnel access with three days prior notice to the Factory during regular business hours or other facilities at which the Products are being Manufactured, in order for Company’s personnel to ascertain compliance on the part of Contractor with all of the terms and conditions of this Agreement and Specifications provided by Company in connection with the process of Manufacture. Contractor shall provide competent personnel in the Factory to perform inventories of Materials, WIP Inventory and Finished Goods located at the Factory.

6.2 Acceptance. All shipments of Finished Goods are subject to Company’s workmanship inspection, agreed test procedures and quality audit upon receipt of Finished Goods in accordance with Company’s Quality Standards. Acceptance of Products in no event constitutes a waiver of any of Company’s rights or remedies arising from or related to warranty requirements (Section 9.5) nonconforming Products or any other breach of this Agreement. Company will provide Quality Standards to Contractor.

7. Rejection.

7.1 Manner of Rejection. Company may reject any Product manufactured by Contractor if such Product fails to meet Company’s Specifications, Quality Standards, or contains a Manufacture Defect when inspected by Company. Company shall notify Contractor within five (5) days of receipt of the Product if the Product is rejected. Company may, at its option, (i) return the Product to Contractor for rework, (ii) rework

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the Product and charge any labor cost, not to exceed Contractors Value Added, to Contractor, or (iii) scrap the Product if it cannot be reworked. If the Product is scrapped, Contractor will reimburse Company for the amount charged to Company for the Product so scrapped.

7.2 Restrictions on Disposal of Rejected Products. Contractor may not, under any circumstances or for any reason, sell or offer for sale any Products rejected hereby, without the express written consent of Company. All scrap emanating from the Manufacture of Product for Company by Contractor shall be returned to Company for disposition, or handled in accordance with Section 7.3 below, unless Company notifies Contractor, in writing, authorizing alternate disposition.

7.3 Reclamation of Precious Metals. Contractor is responsible for collection of scrapped consigned Materials, WIP, and Product that contains precious metals. Once per quarter, Contractor shall ship collected scrapped consigned, precious metal containing Materials, WIP and Product to a site designated by Company for reclamation of precious metals. Shipping and related costs will be borne by Company.

8. Representations, Warranties and Covenants of Company.

Company represents and warrants to Contractor, and covenants as follows:

8.1 Corporate Status and Good Standing. Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. Company is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.

8.2 Authorization. Company has full corporate power and authority under its articles of incorporation and bylaws and its managers have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligations of Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

8.3 Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of Company or any provision of any agreement or instrument to which Company is a party.

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8.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Company or in connection with this Agreement.

8. Representations and Warranties of Contractor.

Contractor represents and warrants to Company the following:

9.1 Corporate Status and Good Standing. Contractor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority under its certificate or articles of organization and regulations to own and lease its properties and to conduct its business as the same exists. Contractor is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.

9.2 Authorization. Contractor has full corporate power and authority under its certificate or articles of organization and regulations and its board of directors and stockholders have taken all necessary action to authorize it, to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and exhibits hereto constitutes the valid and binding obligation of Contractor, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

9.3 Non Contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of, or require notice or consent under any law, the certificate or article or regulations of Contractor or any provision of any agreement or instrument to which Contractor is a party.

9.4 Validity. There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Contractor in connection with this Agreement.

9.5 Warranty. Contractor warrants that (i) for a period of twelve (12) months after the date of delivery to the Delivery Point, the Products will not contain any Manufacture Defect; and (ii) Contractor has complied in all material respects with all applicable local, foreign, domestic and other laws, rules, regulations and requirements. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. In the event of any breach by Contractor of the warranties contained herein, Contractor’s liability shall be limited to an amount equal to the Value Added by Contractor to the devices assembled pursuant to this Agreement.

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Notwithstanding the foregoing, the parties recognize that Die may be supplied by Company for use in the Manufacture of Products. Contractor makes no warranty to Company as to the quality of functionality of the Die supplied by Company.

10. Labor.

During the term of this Agreement, Contractor agrees that it shall be solely responsible for the payment of all wages, fringe benefits, social security, unemployment and similar expenses and taxes in respect of Contractor’s employees and applicable to the Manufacture of the Products and the performance of any procurement services and support services contemplated under this Agreement. As required by any applicable law, Contractor warrants and agrees that it has produced and shall maintain in effect full statutory coverage for workers’ compensation, employers’ liability and disability insurance for all of its employees. Contractor further agrees and warrants that it has and shall comply with all applicable Japanese national and local labor laws and other applicable wage and hour and other labor laws, including without limitation, all child labor, minimum wage, overtime and safety related laws.

11. Ownership of Materials, Provided Equipment and Supplies.

11.1 Ownership. Contractor understands and acknowledges that it shall under no circumstances be considered to have any ownership or proprietary interest in Provided Equipment. Contractor agrees to segregate and prominently label such Provided Equipment indicating ownership by Company and maintain a separate inventory of such Provided Equipment in its accounting records. Contractor will not mortgage, pledge, assign or borrow against such Provided Equipment.

11.2 Storage/Use. Contractor shall: (a) take delivery, store and use at the Factory the Provided Equipment using the same degree of care as Contractor exercises in respect of its own similar property; and (b) inform Company of the exact location of the Provided Equipment, if it is located outside Contractor’s principal manufacturing or storage facilities, as well as the location of all Finished Goods and WIP Inventory stored outside of Contractor’s principal manufacturing or storage facilities. Contractor agrees to comply with Company’s reasonable instructions as to the performance of any preventive maintenance on any Provided Equipment. Said Preventive Maintenance shall be at Contractor’s sole expense. All repairs will be the responsibility of Contractor. Company shall maintain insurance, at his sole discretion, for all Provided Equipment owned by or paid for by Company, while located in, or in transit to or from, Contractor’s facilities.

12. Indemnification.

12.1 Contractor’s Indemnification. Contractor shall indemnify Company and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including without

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limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by Company or any of its Affiliates as a result of (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Contractor in this Agreement; (ii) any claim or allegation that Contractor or any of its contractors, representatives and agents, have not fully discharged all obligations under labor laws as set forth in Section 10; (iii) any dispute with a subcontractor, employee, independent contractor, manufacturer, agent or supplier; (iv) the operation by Contractor of the Factory during the term of this Agreement; and (v) any Manufacture Defect. Company shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 12.1. Any liability under this Section 12.1 of Contractor shall be limited in the aggregate to a maximum amount equal to (i) with respect to claims based on a Manufacture Defect, the price paid by Company for the Finished Goods (Value Added) subject to such claim and (ii) with respect to claims based on the performance of any services hereunder, the price paid by Company for such services.

12.2 Company’s Indemnification. Company shall indemnify Contractor and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all Indemnified Amounts incurred by Contractor or any of its Affiliates as a result of; (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Company in this Agreement; (ii) any dispute with a subcontractor, employee, independent contractor, agent or supplier (including Approved Vendors) related in any way to this Agreement; and (iii) any of the Products and its design (other than a Manufacture Defect). Contractor shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 12.2.

13. Termination.

This Amended and Restated AGREEMENT extends the term of the existing Agreement an additional 12 months beginning June 11, 2004 and continuing in force until June 10, 2005, and is thereafter renewable yearly at mutually agreeable terms. It is the intention of the parties hereto to annually review and renew this Agreement unless terminated earlier per Section 13.1 of this Agreement.

13.1 Subject to the provision of Section 13.3, this Agreement may be terminated in accordance with the following provisions:

(a) Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party.

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(b) Either party may terminate this Agreement at any time by giving notice in writing to the other party, which shall be effective upon dispatch, should the other party file a petition at any time as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose control of its business.

(c) Company may terminate this Agreement without cause upon 365 days written notice to Contractor.

(d) Contractor may terminate this Agreement without cause upon 365 days written notice to Company.

(e) Company may terminate, if Contractor at any time has a change in control.

13.2 Extension of Agreement Term Under Conditions of Termination Without Cause: Pursuant to Sections 13.1(c) and 13.1(d) above, should either Company or Contractor elect to terminate this Agreement without cause, the term of this Agreement shall be automatically extended 365 days from the date of the notification of intent to terminate. During such extension of the Agreement term, no further modifications or amendments to the Agreement can be made.

13.3 For purposes of Section 13.1(e) above, a “change in control” shall be deemed to have occurred at such time ownership of not less than 50% of the equity securities of Contractor undergo a change in ownership during the term of this Agreement, excluding from such calculation transfers that do not change the Person in ultimate control of Contractor.

13.4 Rights and Obligations on Termination. In the event of termination of this Agreement pursuant to Section 13.1 above, the parties shall have the following rights and obligations:

(a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable.

(b) In the event of termination under Section 13.1(c) or 13.1(d), Contractor and Company will work closely to minimize the cost of termination to both Company and Contractor. Contractor will comply with the production plans provided by Company during the 365 days following notice of termination. During this time period, Company will purchase from Contractor all scheduled Finished Goods and at the end of this period, will purchase any unconsumed Purchased Materials inventory affected by termination. Contractor agrees, in the event of termination under Section 13.1 (c) or 13.1(d) to, (i) terminate all open purchase orders for Purchased Materials at a point in time that is consistent with the production plan so as to avoid as much as possible the acquisition of excess Purchased Materials, (ii) pursue the return for refund of the cost of Purchased Materials already received but not in Manufacture at the end of the 365 day termination period, and (iii) follow all reasonable instructions to minimize the cost of such termination to Company.

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(c) In the event of termination under Section 13.1, Contractor shall return all of Company’s Materials, documents, Provided Equipment and supplies via ship method requested by Company. The shipping cost will be at the expense of Company.

(d) Contractor’s obligation under Section 9 will still be enforced notwithstanding termination of this Agreement.

(e) In the event of termination under Section 13.1, Company will not be liable to purchase or otherwise compensate Contractor for his expenses for acquisition of any equipment, whether purchased from Company or purchased on the open market, or processing supplies used to Manufacture Product at any time during, or at the end of, the termination period. Similarly, Company, will not be held liable by Contractor for any other expenses associated with termination, such as employee compensation, relocation expenses, facility refurbishment, etc.

(i) In the event of termination under Section 13.1, any Provided Equipment may either be purchased by Contractor, or returned to Company. If Provided Equipment is to be purchased by Contractor, both parties will establish and agree on a purchase price. Such a purchase price will be based on the value of the Provided Equipment in the accounting records of the Company, or on the fair market value of the Provided Equipment at that point in time, whichever is greater. Company will deliver to Contractor a bill of sale for Provided Equipment after the end of the termination period and after receipt of payment of the price negotiated by both parties. The exact payment terms and conditions will be negotiated and agreed to by both parties prior to the purchase of the Provided Equipment.

(ii) If Provided Equipment is to be returned to Company, Company will be liable for associated expenses to include de-installation at Contractor’s facility, crating and other preparation for shipment, shipment, customs charges, delivery to Company’s facility, installation and any repair of damage caused by de-installation or shipping necessary to make the Provided Equipment fully functional. Contractor will be responsible for expenses to refurbish Contractor’s facilities after Provided Equipment is returned to Company.

(iii) In the event of termination under Section 13.1, at the end of the termination period, Company has the option to acquire Contractor’s equipment used to Manufacture Product. If Company elects to exercise their option to purchase Contractor’s equipment, and Contractor agrees to sell its equipment to Company, Contractor and Company will negotiate a mutually acceptable price for purchase of Contractor’s equipment. Contractor will provide Company a bill of sale for the equipment and all equipment manuals, maintenance procedures, spare parts lists, to include suppliers of spare parts, drawings, engineering blueprints and any other

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documents necessary to maintain and operate the equipment, upon delivery of the equipment to Company’s designated freight forwarder. Company will be responsible for de-installation, crating, shipping and all customs expenses. If Contractor’s personnel are used to de-install and otherwise prepare the equipment for shipment, Contractor and Company shall agree on the amount to be charged for such services prior to initiation of those services. Contractor will be solely responsible for any expenses to reconfigure or refurbish its facilities after de-installation of equipment. Payment terms and conditions will be as negotiated between Company and Contractor prior to the sale of Contractor’s equipment to Company.

13.4 Remedies. In the event either party breaches in any material respect any representations, warranties or covenants hereunder or fails to comply in any material respect with any term or requirement of this Agreement, in addition to any other remedies the non-breaching party shall be entitled to (a) terminate this Agreement in accordance with Section 13.1; (b) recover any and all actual costs, expenses and damages, (including reasonable attorneys’ fees); and/or (c) offset any amounts due to the non-breaching party by any actual costs and expenses incurred by the non-breaching party as a result of such breach or failure to comply. Remedies herein shall not be exclusive but shall be cumulative of any other remedy herein or under any other statute or law. Upon such termination, none of the parties nor any other Person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination, except that the provisions of Sections 14, 15, 16, 17.1, 17.15, and 17.16 shall continue to apply.

14. Confidentiality.

14.1 Neither Contractor nor its Affiliates will, directly or indirectly, disclose or provide to any other Person any non-public information of a confidential nature concerning the business or operations of Company or its Affiliates, including without limitation, any trade secrets or other proprietary information of Company or its Affiliates, known or which becomes known to Contractor or Affiliates thereof as a result of the transactions contemplated hereby or Contractor’s operation of the Factory, except as is required in governmental filings or judicial, administrative or arbitration proceedings. Such non-public or confidential information excludes information which: (i) at the time such disclosure is in the public domain through no fault of Contractor or its Affiliates; (ii) at the time of such disclosure is already known to the receiving party as shown by its written records; or (iii) has been or may be lawfully acquired (required) by the receiving party from a third party having the right to disclose in no violation of any confidentiality obligation. In the event that Contractor or any Affiliate becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, Contractor shall, and shall cause any Affiliate to, provide Company with prompt notice of such requirements so that Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Contractor shall, and shall cause any Affiliate to, furnish only that portion of the information that Contractor or its Affiliate, as the case may be, is

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advised by its counsel as legally required, and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by Contractor or any Affiliate that was not permitted by this Agreement.

14.2 During the term of this Agreement in which Contractor is obligated to manufacture Product, Contractor agrees not to market products competitive with the Products. Contractor affirms that Contractor is not currently manufacturing products competitive with the Products and it further covenants that it will not begin manufacturing any such competitive products during the term of this Agreement.

15. Intellectual Property/Data Rights.

15.1 All Contractor intellectual property owned by Contractor before the date of this agreement shall remain the sole property of Contractor and any intellectual property developed solely by Contractor during the term of this agreement shall be the sole property of Contractor subject, however, to the provisions of Section 3.3, which shall control as to Improvements to the Products or to Company’s intellectual property.

15.2 All Company intellectual property owned by Company before the date of this agreement shall remain the sole property of Company and any intellectual property developed solely by Company during the term of this agreement shall be the sole property of Company subject, however, to the provisions of Section 3.3, which shall control as to Improvements to the Products or to Contractor’s intellectual property.

15.3 Except as otherwise provided in Section 3.3, all intellectual property that is jointly developed by Contractor and Company during the term of and in connection with the performance of this agreement shall be jointly owned (the “Joint Intellectual Property”). Contractor and Company agree to take such actions and sign such agreements as may be necessary to protect or perfect the other’s individual intellectual property or its joint interest in Joint Intellectual Property and to allow the other party to exploit the Joint Intellectual Property in a manner not inconsistent with this Agreement.

15.4 Contractor agrees to execute all papers and provide requested assistance, at Company’s request and expense during and subsequent to its work for Company, to enable Company or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

15.5 Company agrees to execute all papers and provide requested assistance, at Contractor’s request and expense during and subsequent to its work for Contractor, to enable Contractor or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

15.6 Upon termination of this Agreement, whether by expiration, cancellation, or otherwise, Contractor agrees to promptly deliver to a proper Company representative all data, documents, and other records which relate to the business activities of Company, and all other Materials and badges which are the property of Company.

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15.7 Reverse Engineering. Contractor shall not alter, enhance or otherwise modify the Technical Information or Technical Data, except as agreed by the parties in writing. Contractor shall not disassemble, decompile or reverse engineer any of the Technical Data or prepare derivative works of any of the Technical Data except for use on a Product. Contractor shall not sell, distribute, cause or allow to pass from control of Contractor to a third party, or offer any Product or Technical Information or Technical Data of a Product, pursuant to this Agreement, without written prior approval from Company. Company shall not disassemble, decompile or reverse engineer any of Technical Data or prepare derivative works of any of Technical Data associated with a product for which Contractor owns the intellectual property. Company shall not sell, distribute, cause or allow to pass from control of Company to a third party, or offer any product of Contractor’s or Technical Information or Technical Data relating to a Contractor’s product, pursuant to this Agreement, without written prior approval from Contractor.

16. Intellectual Property Infringement and Indemnification.

16.1 Company shall hold Contractor harmless against any expense or loss resulting from a claim of infringement of patents, trademarks, copyrights or other intellectual property rights arising from compliance with (1) Company’s designs, Specifications or instructions, (2) modifications or other changes to the Products or components thereof made by Company, or its customers, distributors or users, (3) combinations of any Product or components thereof with products or equipment not supplied by Contractor or (4) any cause for which Company, or its customers, distributors or user are responsible except for the above cause in this Section; provided, however, that Contractor shall (1) promptly notify Company in writing of such claims, suits or other proceeding, (2) permit Company to have the sole and exclusive rights, titles and authorities to defend, prosecute, negotiate, compromise and otherwise handle such claims, suits or other proceeding provided that Contractor shall approve settlements affecting Contractor’s intellectual property or other assets, operations or value, and (3) cooperate fully with Company, including, without limitation, providing such information as Company may reasonably request. Without limiting the generality of the foregoing, Company may, at its option and expense, either (1) promptly procure for Contractor the right to continue using the Products or components thereof which are subject to the claim, suit or other proceeding in question, (2) replace the infringing material with non-infringing, functionally equivalent material, (3) promptly modify the Products or components thereof which are subject to the claim, suit or other proceeding in question, so that they are non-infringing, without materially altering the performance, characteristics or functions thereof or (4) terminate this Agreement and refund the aggregate amount of payments made by Contractor for such infringing Products.

16.2 Contractor shall hold Company harmless against any expense or loss resulting from a claim of infringement of patents, trademarks, copyrights or other

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intellectual property rights arising from (1) Contractor’s actions not necessitated by Company’s designs, specification or instructions; (2) modifications or other changes to the Products or components thereof not made by Company, or its customers, distributors or users, (3) combinations of any Product or components thereof with products or equipment supplied by Contractor or (4) any cause for which Contractor, or its customers, distributors or user are responsible except for the above cause; provided, however, that Company shall (1) promptly notify Contractor in writing of such claims, suits or other proceeding, (2) permit Contractor to have the sole and exclusive rights, titles and authorities to defend, prosecute, negotiate, compromise and otherwise handle such claims, suits or other proceeding provided that Company shall approve settlements affecting Company’s intellectual property or other assets, operations or value, and (3) cooperate fully with Contractor, including, without limitation, providing such information as Contractor may reasonably request. Without limiting the generality of the foregoing, Contractor may, at its option and expense, either (1) promptly procure for Company the right to continue using the Products or components thereof which are subject to the claim, suit or other proceeding in question, (2) replace the infringing material with non-infringing, functionally equivalent material, (3) promptly modify the Products or components thereof which are subject to the claim, suit or other proceeding in question, so that they are non-infringing, without materially altering the performance, characteristics or functions thereof or (4) terminate this Agreement and refund the aggregate amount of payments made by Company for such infringing Products.

16.3 If for any reasonable business justification Contractor is unable to assume the defense, prosecution, negotiation, compromise or other handling of any claim, suit or other proceeding for which Company seeks indemnity, Company may, at Contractor’s cost, defend, prosecute, negotiate, compromise and otherwise handle such claim, suit or other proceeding. Company shall advise Contractor in writing as to all material aspects relating to such claim, suit or other proceeding and, in any event, shall report to Contractor thereon in writing on a regular basis. In no event shall Company compromise or otherwise settle such claim, suit or other proceeding without Contractor’s prior written consent, which shall not be unreasonably withheld. If Company makes any such compromise or settlement without Contractor’s prior written consent, Company shall be solely responsible for all costs and damages of such compromise or other settlement.

16.4 Notwithstanding the foregoing, the amount recoverable against Contractor for said liabilities, damages, losses, costs and expenses shall not in any event exceed the aggregate amount Company has paid to Contractor under this Agreement for the Product.

16.5 CONTRACTOR MAKES NEITHER WARRANTY NOR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT AND COMPONENTS THEREOF EXCEPT AS SET FORTH ABOVE.

16.6 If for any reasonable business justification Company is unable to assume the defense, prosecution, negotiation, compromise or other handling of any claim, suit or other proceeding for which Contractor seeks indemnity, Contractor may, at Company’s

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cost, defend, prosecute, negotiate, compromise and otherwise handle such claim, suit or other proceeding. Contractor shall advise Company in writing as to all material aspects relating to such claim, suit or other proceeding and, in any event, shall report to Company thereon in writing on a regular basis. In no event shall Contractor compromise or otherwise settle such claim, suit or other proceeding without Company’s prior written consent, which shall not be unreasonably withheld. If Contractor makes any such compromise or settlement without Company’s prior written consent, Contractor shall be solely responsible for all costs and damages of such compromise or other settlement.

17. General Provisions.

17.1 Expenses. Each party shall pay its own expenses, including the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

17.2 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties and supersedes all previous proposals, oral or written, and all negotiations, conversation or discussions heretofore and between the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

17.3 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

17.4 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Contractor, to:	Sam Hattori
Morioka Seiko Instruments Inc.
61-1, Aza Itabashi Shizukuishi-cho
Iwate-gun, Iwate 020-0597
JAPAN
Facsimile:+81-19-692-1243
E-Mail:osamu.hattori@sii.co.jp

If to Company, to:	Dave Somerville
R F Monolithics
4441 Sigma Road
Dallas, TX 75244
USA
Facsimile: (972) 404-9476
E-Mail: somerville@rfm.com

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Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

17.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder. No assignment shall release the assigning party.

17.6 Choice of Law; Section Heading. This Agreement is performable, in part, in Dallas County, Texas and, in part, in the Japan, and shall be governed by and construed in accordance with laws of the State of California, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply to this Agreement. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.7 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision.

17.8 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

17.9 Force Majeure. Neither party shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from (i)

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compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, foreign, or municipal government or any department or agency thereof; (ii) acts of God; or (iii) fires, strikes, embargoes, war, or riot. The party experiencing such cause or delay shall immediately notify the other party of the circumstances which may prevent or significantly delay its performance hereunder and shall use its best efforts to alleviate the effects of such cause or delay. Any delay resulting from any of these causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

17.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17.11 Agency. Contractor is an independent contractor. Nothing in this Agreement shall be construed to constitute either party the agent of the other party and neither party shall represent to any third party that it has any right or authority to act as the agent for or otherwise to represent the other party.

17.12 Bankruptcy. If during the term of this Agreement a petition in bankruptcy is filed by or against Contractor, or if Contractor, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Contractor shall file or attempt to file an assignment for the benefit of creditors, or if Contractor shall apply to its creditors to compound its debts, then in any such event, Company shall have the right to decline to take further deliveries hereunder or Company may, without prejudice to any other lawful remedy, cancel this Agreement, and in either case, Contractor shall upon demand deliver to Company all Provided Equipment, Materials, WIP Inventory, Finished Goods, tooling and other property of Company in Contractor’s custody. If during the term of this Agreement a petition in bankruptcy is filed by or against Company, or if Company, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Company shall file an assignment for the benefit of creditors, or if Company applies to its creditors to compound its debts, then in any such event, Contractor may without prejudice to any other lawful remedy, cancel this Agreement.

17.13 Assignment of Obligations. Neither party may assign this Agreement without the prior written consent of the other party; provided that Company may assign this Agreement to any Person acquiring all or substantially all of Company’s assets.

17.14 Export & Import Laws/Regulations. The parties shall comply with all applicable Japanese and International Export and Import laws and regulations in the execution of this Agreement. Contractor shall execute such other agreements and documents as Company requests, from time to time, in order to ensure compliance with said laws.

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17.15 Dispute Resolution:

(a) Negotiation. In the event of any dispute or disagreement between parties as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the parties shall be free to pursue its rights to arbitrations as provided below.

(b) Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to paragraph (a) above shall, be settled exclusively by binding arbitration in Texas and in accordance with the current Commercial Arbitration Rules of the State of California. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this contract. In the event the parties are unable to agree upon an arbitrator, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The language of the arbitration will be in English. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountant and other experts) plus interest, to the prevailing party to the extent that in the judgment of the arbitrator it is fair to do so. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in this Section 17.15 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction. Any monetary award will be made and payable in U.S. dollars free of any tax or other deduction.

17.16 English Controlling. For purposes of convenience, this Agreement may be translated but it is understood that the English version of this Agreement (and the schedules and exhibits) will control for all purposes. In case of a conflict in meaning between the two versions, the parties are responsible for performing in accordance with the English version hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement, effective the 11th of June, 2004, on the date indicated below.

RF MONOLITHICS, INC.	MORIOKA SEIKO INSTRUMENTS INC.

David M. Kirk	Tatsuji Saigou
(Printed Name)	(Printed Name)

/s/ David M. Kirk	/s/ Tatsuji Saigou
(Signature)	(Signature)

President and CEO	President
(Title)	(Title)

August 11, 2004	August 5, 2004
(Date)	(Date)

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Attachments

Attachment 1: Price and Payment for Manufacturing Services

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Attachment 1

Price and Payment for Manufacturing Services.

During the term of this Agreement, Company shall pay for the services provided by Contractor under Section 2.1 hereof for the Manufacture of Products and prices for such service shall be denominated in Japanese Yen and shall be firm for a period of 90 days beginning upon signing of the Agreement. The initial price shall be the US dollar price per unit agreed upon by the parties and converted to Japanese Yen (“Base Conversion Rate”) based upon the previous ninety (90) day average dollar-to-Yen conversion rate as noted in the Wall Street Journal. (“Former Base Measuring dates currency conversion Average”) The pricing shall be reviewed every 3 months and adjusted as follows:

Every 3 months (that correspond to RFM fiscal quarters (“Quarter Periods”)) the currency exchange rate between the US Dollar and Japanese YEN will be reviewed. The daily conversion rates will be averaged (“Most Recent Measuring dates currency conversion Average”) for a Quarter Period beginning 5 days before the Quarter Period starts and 5 days before the Quarter Period ends (“Measuring Dates”). This will allow time for the calculations to be done, approved and pricing change (if any) put into place no later then the first day of the new quarter. The Quarter Periods and Measuring Dates are as follows:

Quarter Periods	Measuring Dates
September 1 to November 30	August 26 to November 25
December 1 to February 28	November 26 to February 23
March 1 to May 31	February 24 to May 25
June 1 to August 31	May 26 to August 25

The calculation is per the formula and definitions below:

If an absolute value of ((MRA-FRA)/FRA) is more than 5%; then NCR = BCR + (MRA-FRA)/2

“MRA” is the Most Recent Measuring dates currency conversion Average.

“FRA” is the Former base Measuring dates currency conversion Average.

“BCR” is the Base Conversion Rate.

“NCR” is the New Conversion Rate.

The quarterly calculation will be presented to both parties for approval. Any change in assembly pricing as the result of this calculation will be reflected in purchase orders issued after the Measuring Dates cut-off illustrated above.

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Schedules

Schedule A: VWO Product Price and Quantity Schedule

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Revised

Schedule A

VWO Product Price and Quantity Schedule

[RFM 003– Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]

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